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Exhibit 10.35

Gap Inc.
900 Cherry Avenue
San Bruno, CA  94066
650-952-4400 tel


December 7, 2000


John Lillie
[Address]

Dear John,

We are very pleased that you have agreed to work with Gap, Inc. on a consulting basis, beginning on November 6, 2000. The following is a summary of the terms of this engagement.

1.   Consulting Services.  You will provide consulting services to Gap, Inc. for
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     a minimum of ten days per month.  During the consulting period you will advise Mickey on operating decisions. Your primary contacts will be Anne Gust, Heidi Kunz, and Chuck Crovitz. You will report to Mickey Drexler.

2.   Compensation.  Gap, Inc. will pay you $50,000 per month, payable every
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     month. You will also be granted the option to purchase 50,000 shares of
     Gap, Inc. stock under the 1996 Stock Option and Award Plan ("Plan"), when approved by the Compensation and Stock Option Committee of the Board of Directors, and subject to the terms and conditions of a stock option agreement under the Plan. The option price will be determined by the fair market value of the stock on the date of grant. This option will vest six months from the date of grant and expire ten years from the date of grant, provided you remain a member of the Board of Directors of Gap, Inc. You will receive no other compensation during the consulting period, including vacation, health, retirement, stock, bonus or other benefits, other than those described in this paragraph and other than those for which members of Gap, Inc.'s Board of Directors are otherwise entitled. Gap, Inc. will not withhold FICA (Social Security) contributions, or state or federal income taxes from its payments to you. You agree that you will make such contributions and pay such taxes as required by state and federal law and to indemnify and defend Gap, Inc. in any legal action commenced for payment of these items. Gap, Inc. will reimburse you for your reasonable expenses incurred while providing these consulting services.

3.   Termination.  You or Gap, Inc. may terminate this agreement by providing 30
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     days advanced written notice, or immediately without notice by mutual agreement. In any event, your services will end no later than May 2, 2001, unless this agreement is extended in writing.
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4.   Confidentiality.  You agree to maintain in strict confidence all
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     confidential information that you receive in the course of providing consulting services or otherwise in connection with your relationship with Gap, Inc. and you will use confidential information only for the specific purposes of performing your obligations under this agreement, and to comply in all respects with federal securities and other applicable laws with respect to confidential information.

5.   Assignment.  No portion of this agreement or any of your rights, duties or
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     obligations under this agreement may be assigned or delegated by you to any other individual.

6.   Complete agreement.  This agreement constitutes the complete and exclusive
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     statement of the agreement between you and Gap, Inc. regarding your consulting services to the company, and it supersedes all proposals, oral or written, and all other communications between you and Gap, Inc. regarding these services. Any modification of this agreement must be in writing and signed by you and an authorized agent for Gap, Inc.

Again John, we are so pleased to have you working with us.

Please sign both copies of this agreement and send one back to me at your earliest convenience.

Sincerely,



/s/ Marka Hansen
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Marka Hansen
Senior Vice President
Human Resources



Agreed,


/s/ John Lillie
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John Lillie